Registration No. 333-
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ITERIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705
(Address of principal executive offices) (Zip code)

Iteris, Inc. 2020 Employment Inducement Incentive Award Plan
(Full title of the plan)

Douglas L. Groves Chief Financial Officer Iteris, Inc. 1700 Carnegie Avenue, Suite 100 Santa Ana, CA 92705 (949) 270-9400	With a copy to: Steven B. Stokdyk, Esq. Latham & Watkins LLP 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067 (213) 891-7421
(Name, address and telephone number, including area code, of agent for service)

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.10 par value, issuable pursuant to the Iteris, Inc. 2020 Employment Inducement Incentive Award Plan	300,000 shares	$5.80	$1,740,000	$189.84

(1)Iteris, Inc. (the “Registrant”) is filing this Registration Statement to register 300,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of the Registrant for issuance under the Iteris, Inc. 2020 Employment Inducement Incentive Award Plan (the “Inducement Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Inducement Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee under Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low sales prices per share of the Common Stock on December 16, 2020, as reported by The Nasdaq Capital Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
Iteris, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents, which have been previously filed with the Commission:
(a)    Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on June 9, 2020;
(b)    The information specifically incorporated by reference into the Registrant’s Annual Report on form 10-K for the year ended March 31, 2020 from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on July 27, 2020;
(c)    Registrant’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020, as filed with the Commission on August 4, 2020 and November 4, 2020, respectively;
(d)    Registrant’s Current Reports on Form 8-K filed with the Commission on May 6, 2020 (with respect to Item 2.05 only), June 23, 2020, July 6, 2020, July 16, 2020 (with respect to Item 5.02 only), September 14, 2020, October 5, 2020 and December 7, 2020; and
(e)    The description of the Registrant’s common stock, par value $0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-08762) filed with the Commission on February 5, 2016, which was amended by Amendment No. 1 thereto filed with the Commission on October 4, 2018, including any amendment or report filed for the purpose of updating such description.
    As disclosed in the Form 10-Qs incorporated by reference, on May 5, 2020 the Company sold the Agriculture and Weather Analytics segment. As a result of the sale, the Agriculture and Weather Analytics segment has been reclassified as discontinued operations in the Form 10-Qs. For purposes of this registration statement on Form S-8, the Form 10-K incorporated by reference has not been recast for the retrospective application of discontinued operations due to the sale not representing a material change in the Company’s affairs.

    All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. The Registrant expressly excludes from such incorporation any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Registrant limits the liability of its directors to the Registrant and its stockholders for monetary damages for such a breach of the directors’ fiduciary duty. This provision is intended to afford the Registrant’s directors the benefit of the Delaware General Corporation Law (the “Delaware Law”), which provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law, or (iv) any transaction from which the director derives an improper personal benefit.
The Certificate of Incorporation and Bylaws of the Registrant require indemnification of the Registrant’s directors and officers to the maximum extent permitted by Delaware Law. Section 145 of the Delaware Law authorizes indemnification by a Delaware corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys’ fees) if actually and reasonably incurred by him or her in connection therewith. If such a proceeding is brought by or on behalf of the Registrant, such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Registrant Where such person is adjudged to be liable to the Registrant, he or she is not entitled to indemnification unless and to the extent that the court allows such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the Registrant upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.
The Registrant has also entered into contractual arrangements with its directors and officers pursuant to which such persons may be entitled to indemnity from the Registrant against certain liabilities arising from the discharge of their duties in such capacities.

The Registrant maintains an insurance policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Registrant and its stockholders.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description	Where Located
4.1	Restated Certificate of Incorporation of the registrant as filed with the Delaware Secretary of State on October 12, 2018	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 15, 2018
4.2	Restated Bylaws of the Registrant, as amended through August 6, 2018	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 as filed with the Commission on August 7, 2018
4.3	Specimen common stock certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-08762), as filed with the Commission on December 8, 2004
5.1	Opinion of Latham & Watkins LLP	Filed herewith
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Latham & Watkins LLP	Contained in Exhibit 5.1 filed herewith this registration statement
24.1	Power of Attorney	Included in the signature pages to this registration statement filed herewith
99.1*	Iteris, Inc. 2020 Employment Inducement Incentive Award Plan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 7, 2020
99.2*	Form of Notice of Grant of Stock Option and Form of Stock Option Agreement	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 7, 2020
99.3*	Form of Restricted Stock Unit Issuance Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 7, 2020.
__________________________________
* Indicates a contract, compensatory plan or arrangement in which directors or executive officers of the Registrant are eligible to participate.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
    provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on December 22, 2020.

ITERIS, INC.

By: /s/ JOE BERGERA
    Joe Bergera
    President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of the Registrant do hereby constitute and appoint Joe Bergera, President and Chief Executive Officer, and Douglas L. Groves, Chief Financial Officer and Senior Vice President, Finance, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments that said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ JOE BERGERA	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2020
Joe Bergera

/s/ DOUGLAS L. GROVES	Chief Financial Officer and Senior Vice President, Finance (Principal Financial and Accounting Officer)	December 22, 2020
Douglas L. Groves

/s/ ANJALI JOSHI	Director	December 22, 2020
Anjali Joshi

/s/ GERARD M. MOONEY	Director	December 22, 2020
Gerard M. Mooney

/s/ LAURA L. SIEGAL	Director	December 22, 2020
Laura L. Siegal

/s/ LUKE SCHNEIDER	Director	December 22, 2020
Luke Schneider

/s/ THOMAS L. THOMAS	Director	December 22, 2020
Thomas L. Thomas

/s/ DENNIS W. ZANK	Director	December 22, 2020
Dennis W. Zank